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                                                                    Exhibit 99.1

Press Release
-For Immediate Release


                      SECURITY CAPITAL GROUP INCORPORATED
        Announces Redemption of 12% Convertible Subordinated Debentures


CHICAGO, September 29, 1997--Security Capital Group Incorporated (Security Capital) (NYSE:SCZ) today announced that it has called for redemption all of its 12% Convertible Subordinated Debentures due 2014 ("12% Debentures"). The 12% Debentures are not listed or traded on any public exchange.

As of September 26, 1997, there was $715.8 million principal amount of the 12% Debentures outstanding. The 12% Debentures will be redeemed on December 1, 1997, at a redemption price of $1,000 per $1,000 principal amount of 12% Debentures plus accrued and unpaid interest through December 1, 1997. The amount of accrued and unpaid interest on each 12% Debenture will be determined by the issuance date of each 12% Debenture.

In lieu of redemption, 12% Debenture holders may elect to convert 12% Debentures into Security Capital Class A common stock (NYSE:SCZ.A). Beginning October 10, 1997, and until the close of business on November 28, 1997, holders may convert the 12% Debentures into Security Capital Class A common stock at the conversion price of $1,046 per share, which equals 0.956023 shares of Class A common stock per $1,000 principal amount of 12% Debentures. Security Capital Class A common stock closed at $1725 per share on September 26, 1997.

If all of the 12% Debentures are converted into Class A common stock, Security Capital will issue 684,358 shares of Class A common stock.

Security Capital is a real estate research, investment and operating management Company. Since commencement of operations in 1991, the Company has continually committed research and development capital to generate start-up, fully integrated real estate operating companies and new business services. Based on these activities, Security Capital has strategic investment in 14 public and private real estate companies which have a collective market capitalization in excess of $18 billion. The principal business activities of Security Capital and its affiliates are carried out in offices in Atlanta, Brussels, Chicago, Denver, El Paso, London, Luxembourg, New York and Santa Fe.

FOR MORE INFORMATION CONTACT:          K. Scott Canon               800/988-4304